Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Randall R. Powers (“Powers”) and Wise Metals Group, LLC, including Wise Alloys, LLC and all of its affiliated companies (“Wise” or the “Company”), and to and for the benefit of the respective shareholders, directors, members, managers, officers, successors, subsidiaries, employees, supervisors, advisors, attorneys, affiliates, and other agents of Wise (hereafter collectively referred to as “Releasees”). In consideration of the premises, promises and other items contained herein, the receipt and sufficiency of which are hereby acknowledged, Powers and Wise agree as follows:

1. Powers is employed by Wise in the position of President and Chief Operating Officer. Powers has been informed by Wise that his employment is being terminated effective April 10, 2006 (“Effective Date”) pursuant to section 8(ii)(b) and (c) of the Employment Agreement dated July 1, 2004, as amended, between Wise and Powers (“Employment Agreement”).

2. In order to ease Powers’ transition to new employment, Wise offers and Powers accepts a severance benefit contained in this Agreement in Section 3, and Powers and Wise agree that this Agreement (and the payments and benefits set forth herein) shall be in lieu of any other severance or compensation to which Powers may be entitled or any other prior contract or agreement or promise. As a material term of this Agreement, Powers and the Company desire to settle and resolve any and all claims, whether known or unknown that may arise out of Powers’ employment by and affiliation with Wise and/or the termination of said employment.

3. The severance benefit that Wise offers and that Powers accepts is as follows:

(a) Wise will continue Powers’ current base salary for a period of 3 months following the Effective Date, in accordance with Wise’s salary administration policy, less required tax withholding. At the sole discretion of Wise, taking into account whatever circumstances and considerations it believes are appropriate, the severance may be extended.

(b) To the extent Powers has any remaining earned but unused vacation as of the Effective Date, Wise will pay to Powers the cash equivalent of any such earned but unused vacation pay (less required tax withholding).

(c) In addition to the salary continuation stated in subparagraph (a), if Powers elects to continue his group health coverage under COBRA for himself and family members (spouse and children), the Company will pay to Powers a supplement equal to COBRA cost of coverage (less required tax withholding) per bi-weekly pay period to help offset monthly health insurance premiums. These payments will end when Powers obtains coverage under another health care plan or when salary continuation provided in Section 3(a) ends, whichever occurs earlier.

(d) Powers understands and agrees that the severance payments and other benefits contained in subparagraphs (a) – (c) of Section 3, as well bridging of his 401K Plan service provided in Section 4, are good and valuable consideration in exchange for this Agreement to which he is not otherwise entitled, and they are in lieu of any and all other severance, compensation, salary, wages, bonuses or other monetary benefits to which Powers might otherwise be entitled from the Company, except as outlined in Section 4 below.

4. Powers will remain entitled to any benefits to which he would otherwise be entitled under the terms and conditions of any 401(k) Plan or other retirement plan sponsored by Wise, and nothing in this Agreement is intended to waive or relinquish Powers’ vested rights in such benefits. As additional consideration for this Agreement, Wise will bridge Powers’ service so that as of the Effective Date, he will be deemed vested in the 401(k) Plan, including the matching contributions made by the Company. On the Effective Date, Powers’ participation in the Company’s employee benefit plans as an active employee shall cease in accordance with the terms and conditions of those plans, subject to continuation rights that Powers may have under the terms of any such plan and/or COBRA. Other than the payments and benefits outlined in Sections 3 and 4 of this Agreement, Powers understands he will neither receive nor be entitled to any other compensation, payments, salary or benefits from the Company after the Effective Date under this Agreement or otherwise.

5. In consideration of the above described promises and payments, Powers agrees on behalf of himself and all persons who may claim through him to irrevocably and unconditionally release, acquit and forever discharge the Company and Releasees (as broadly defined herein) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, wages, salary, benefits, compensation, debts or expenses of any kind whatsoever, known or unknown, suspected or unsuspected, which Powers now has, owns or which Powers at any time heretofore had, owned, or held including but not limited to all claims based on alleged or actual rights arising under any federal, state, or local laws prohibiting race, sex, religion, age, disability or other forms of discrimination (including but not limited to Title VII, the Age Discrimination if Employment Act, ADA, FLSA, FMLA, AADEA, AADA) or any other federal, state or local laws relating to or otherwise regulating Powers’ employment with Wise, any claims of any nature based on or arising out of Powers’ employment with Wise or the termination of that employment (including but not limited to Ala. Code § 25-5-11.1), or any claims based on contract, including but not limited to the Employment Agreement, negligence, recklessness or intent of any nature whatsoever. It is the intention of the parties hereto that this Agreement constitute a complete and general release of all claims of every nature and shall be effective as a bar to any and all claims or potential claims of any kind whatsoever. The parties expressly consent and agree that this Agreement shall be given full force and effect in accordance with each and all of its expressed terms and provisions, including those terms and provisions relating to unknown and/or unsuspected claims, demands and causes of action, if any, to the same effect as those terms and provisions relating to any other claims, demands and causes of action herein above specified.

6. Powers agrees to refrain now and forever, from disparaging Wise, its management and/or owners directly or indirectly, in any way. Further, Powers acknowledges and agrees that sections 13, 14 and 15 of the Employment Agreement (“Post-employment Restrictions”) remain in full force and effect, and he agrees to faithfully abide by the Post-employment Restrictions. Powers agrees to deliver promptly to the Company on or before April 19, 2006, all keys, devices, property memoranda, notes, records, reports, manuals, drawings, blueprints and other documents and computer and electronic files (and all copies thereof) relating to the business of Wise and its subsidiaries, which Powers may possess or have under his control.

7. Powers also agrees to keep all discussions or negotiations relating to this Agreement, the terms of the termination strictly confidential, though he may disclose this information only to tax accountant, attorney and spouse, provided they agree (at Powers’ risk) to keep said information strictly confidential.

8. Powers agrees that he will remain reasonably accessible and available to Wise for consultation as Wise may request or desire from time to time and that he will cooperate with the Company regarding any business, legal or other matters in which Powers’ participation and /or involvement is necessary or desirable. Wise will reimburse Powers for any reasonably necessary expenses that he may incur in fulfilling his obligations under this Section 8.

9. In the event Powers breaches, or threatens to breach, any of the provisions of Sections 5, 6, or 7 of this Agreement, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide the Company with an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. Powers recognizes and agrees that the Company’s remedy at law for breach of Sections 5, 6, or 7 would be inadequate, and further agrees that, for breach of such provisions, the Company shall be entitled to injunctive relief and to enforce its rights by an action for specific performance.

10. This Agreement is governed by and is to be construed in accordance with the laws of the State of Alabama. The provisions of this Agreement are severable and, if any part of it is found to be unenforceable, the other Sections and or provisions shall remain fully valid and enforceable. In the event that either party should bring an action in any court to enforce this Agreement or any provision thereof, it is agreed that the prevailing party (as determined by the Court) will be entitled to recover from the other party reasonable attorney’s fees and costs of the litigation.

11. Powers represents and agrees that he fully understands all provisions and aspects of this Agreement and that he fully understands his right to discuss all provisions and aspects of this Agreement with his private attorney(s) and that he has availed himself of this right. Powers further represents and agrees that he has carefully read and fully understands all the provisions of this agreement and that he is voluntarily entering into this Agreement. Powers further acknowledges and agrees that the severance benefits and compensation he is receiving or will receive under this Agreement are substantially greater than he would otherwise be entitled to receive. Powers acknowledges and agrees that he has been given a period of at least twenty-one (21) days within which to consider this Agreement and that he may accept and execute this Agreement at any time within said twenty-one (21) day period. Powers further acknowledges, understands and agrees that for a period of seven (7) days following the date he executes this Agreement, he may revoke this Agreement in writing. Powers understands that he will neither receive nor be entitled to the payments and compensation set forth in this Agreement unless he accepts and executes this Agreement said seven (7) day revocation period has expired, at which time this Agreement is final and otherwise non-revocable. This Agreement contains a waiver of claims, including but not limited rights under the Age Discrimination in Employment Act, and Powers acknowledges Wise’s advice that he obtain legal counsel with respect to the terms of this Agreement before he executes it.

12. Powers represents, acknowledges and agrees that, in executing this Agreement, consisting of 4 pages he does not rely and has not relied upon any representation or statement not set forth herein made by Wise with regard to the subject matter, basis, interpretation or effect of this Agreement or otherwise and Powers further represents, acknowledges and agrees that there have been no such representations, promises, or statements made by the Company, except as expressly set forth in this Agreement.

PLEASE READ CAREFULLY. EXCEPT AS EXPRESSLY EXCEPTED HEREIN, THIS AGREEMENT INCLUDES AND CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST WISE.

Executed this                      day of                     , 2006.

Randall R. Powers

Wise Metals Group, LLC

By:
Title: